Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHONE AND DATA SYSTEMS, INC.

Telephone and Data Systems, Inc., a corporation organized and existing under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 12, 1997.

SECOND:  The Certificate of Incorporation of the Corporation was restated by filing a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 22, 1998 and was subsequently amended by the filing of Certificates of Amendment with the Secretary of State of the State of Delaware on July 10, 1998, June 29, 2004 and April 11, 2005.

THIRD:  This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

FOURTH:  This Restated Certificate of Incorporation shall become effective at 5:01 p.m. (local time in Wilmington, Delaware) on January 24, 2012.

The Corporation hereby restates and integrates and further amends the Restated Certificate of Incorporation, as amended, of the Corporation by revising such document in its entirety as follows:

ARTICLE I

The name of the Corporation is Telephone and Data Systems, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The Corporation shall have unlimited power to engage in, and to do any lawful act concerning, any and all lawful business for which corporations may be organized under the Delaware General Corporation Law above mentioned.

ARTICLE IV

A.            Authorized Shares.

1.             Effective as of the effectiveness of the Restated Certificate of Incorporation, which inserts this sentence (the “Effective Time”), (a) each Special Common Share, par value $.01 per share (“Special Common Shares”), issued immediately prior to the Effective Time (including shares held by the Corporation in treasury) shall be reclassified as one validly issued, fully paid and nonassessable Common Share, par value $.01 per share (“Common Shares”), (b) each Common Share issued immediately prior to the Effective Time (including shares held by the Corporation in treasury) shall be reclassified and subdivided as 1.087 validly issued, fully paid and nonassessable Common Shares and (c) each Series A Common Share, par value $.01 per share (“Series A Common Shares”), issued immediately prior to the Effective Time (including shares held by the Corporation in treasury) shall be reclassified and subdivided as 1.087 validly issued, fully paid and nonassessable Series A Common Shares (the foregoing reclassifications and subdivisions are collectively referred to herein as the “Reclassification”).  Each stock certificate that represented Special Common Shares immediately prior to the Effective Time shall, from and after the Effective Time, automatically represent the number of whole Common Shares into which the shares represented by such stock certificate have been reclassified.  Each stock certificate that represented Common Shares immediately prior to the Effective Time shall, from and after the Effective Time, automatically represent the same number of Common Shares.  Each stock certificate that represented Series A Common Shares immediately prior to the Effective Time shall, from and after the Effective Time, automatically represent the same number of Series A Common Shares.  The additional Common Shares and Series A Common Shares that result from the Reclassification of the Common Shares and Series A Common Shares and are not represented by stock certificates issued prior to the Effective Time (a) will be either certificated or uncertificated, as determined by resolution of the Board of Directors, and (b) will be promptly recorded on the stock records of the Corporation and, if certificated, delivered to the stockholders entitled thereto.  Notwithstanding anything to the contrary in this Restated Certificate of Incorporation, the Corporation may but shall not be required to issue fractions of a share in connection with the Reclassification and, in lieu of issuing fractions of a share, may take any action permitted by Section 155 of the Delaware General Corporation Law.

2.             Subject to paragraph 4 of this Section A and Section B.1, the aggregate number of shares of capital stock which the Corporation is authorized to issue is 295,000,000 shares, and the designation of each class or series, the number of shares of each class or series and the par value of the shares of each class or series, are as follows:

Class	Series	No. of Authorized Shares	Par Value
Common Shares	None	265,000,000	$.01 per share
Series A Common Shares	None	25,000,000	$.01 per share
Undesignated Shares	See Section B.1	4,720,599	$.01 par value
Preferred Shares	See below	279,401	$.01 par value

A portion of the following series of Preferred Shares are issued on the date hereof.

Series	No. of Authorized Shares

S	1,209
QQ	8,368

3.             The series of Preferred Shares set forth above shall have the preferences, qualifications, limitations, restrictions and rights set forth in this Restated Certificate of Incorporation, including Attachment I hereto, which Attachment is incorporated herein and made a part hereof.  269,824 Preferred Shares shall be undesignated as to series.

4.             The number of authorized Undesignated Shares may be increased or decreased at any time or from time-to-time (but not below the number of such shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of shares of capital stock of the Corporation entitled to vote on all matters (not including shares entitled to vote only in the election of directors or as otherwise required by law, including Section 242(b)(2) of the DGCL) pursuant to paragraph 7(c) of Section B of this Article IV.

B.            Preferences, Qualifications, Limitations, Restrictions and Rights of Shares.  The preferences, qualifications, limitations, restrictions, and the special or relative rights of the Common, Series A Common, Undesignated and Preferred Shares are:

1.             Issue of Undesignated Shares in Series.  Authority is hereby vested in the Board to divide any or all of the Undesignated Shares into one or more classes or series of common or preferred stock, and to further divide any of those classes or series, and to fix and determine by resolution as to each class or series so established:

(a)           the designation of such class or series, the number of shares to constitute such class or series and par value or stated value thereof;

(b)           the rate of dividend and the terms thereof;

(c)           the price at and terms and conditions by which shares may be redeemed;

(d)           the amount payable upon shares in event of voluntary or involuntary liquidation;

(e)           sinking fund provisions for the redemption or purchase of shares;

(f)            the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of, or subject to mandatory, conversion;

(g)           voting rights, if any, but in no event more than ten votes per share in connection with any matter; and

(h)           such other designations, preferences and relative, participating, optional or other special rights, and qualifications or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issuance of such stock adopted by the Board. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of stock may be made dependent upon facts ascertainable outside this Restated Certificate of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board pursuant to the foregoing authority vested in it by this Restated Certificate of Incorporation, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly and expressly set forth in the resolution or resolutions providing for the issue of such stock adopted by the Board. The term “facts” as used in this paragraph includes, but is not limited to, the occurrence of any event, including a determination or action by any person or body, including the Corporation.

2.             Dividends.

(a)           Except as otherwise set forth in Attachment I hereto or as otherwise provided in any designation of a class or series of Undesignated Shares at the time that such class or series is originally established: (i) the holders of Preferred Shares and of each class or series of Undesignated Shares which has been designated as preferred stock shall be entitled to receive, when and as declared by the Board, dividends at the rate fixed for such series, and no more, payable in quarterly installments on the first day of March, June, September and December in each year; (ii) dividends on all series of Preferred Shares and all classes and series of Undesignated Shares which have been designated as preferred stock shall be cumulative from and after the respective dates of issuance; (iii) no dividends shall be declared on the shares of any series of Preferred Shares or any class or series of Undesignated Shares which have been designated as preferred stock for any dividend period unless the full dividend for all prior dividend periods shall have been declared or shall be declared at the same time upon all Preferred Shares, and all classes and series of Undesignated Shares which have been designated as preferred stock, outstanding during such prior dividend periods; (iv) no dividends shall be declared on the shares of any series of Preferred Shares, or any class or series of Undesignated Shares which have been designated as preferred stock, unless a dividend for the same period shall be declared at the same time upon all series of Preferred Shares and all classes and series of Undesignated Shares which have been designated as preferred stock, outstanding during said period, in like proportion to the dividend rate upon such shares; and (v) no dividends shall be paid on any shares of Common Stock unless full dividends on all series of Preferred Shares, and all classes and series of Undesignated Shares which have been designated as preferred stock, for all past dividend periods and for the current dividend period, shall have been declared and the Corporation shall have paid such dividends or shall have set apart a sum sufficient for the payment thereof.

(b)           Subject to paragraph 2(a) of this Section B, the Board shall have the authority to declare and pay dividends on all or less than all of the classes or series of Common Stock in equal or unequal amounts, notwithstanding the amount of assets available for dividends on any class or series, the respective voting and liquidation rights of any class or series, the amount of prior dividends declared on any class or series or any other factor; provided, however, that no dividends shall be declared or paid on the Series A Common Shares unless the same, or greater, dividends, on a per share basis, are declared and paid at the same time on the Common Shares except as otherwise expressly provided in this Restated Certificate of the Corporation.

3.             Share Distributions.  Notwithstanding anything to the contrary herein (other than the last sentence of this paragraph 3), if at any time a dividend or other distribution is to be paid in shares of Common Stock on shares of Common Stock, such dividend or other distribution shall be paid as only as follows (including, in each case, Convertible Securities which are exercisable for or convertible or exchangeable into such shares to be distributed):

(a)           Common Shares may be distributed on an equal per share basis to holders of Common Shares and Series A Common Shares may be distributed on an equal per share basis to holders of Series A Common Shares;

(b)           Common Shares may be distributed on an equal per share basis to holders of Common Shares and Series A Common Shares; or

(c)           Series A Common Shares may be distributed on an equal per share basis to holders of Common Shares and Series A Common Shares.

In the case of any such share dividend the Board may permit the holders of Common Stock to elect to receive cash in lieu of shares of stock. In any dividend or distribution of Common Stock, the same number of shares of Common Stock on a per share basis shall be distributed with respect to Common Shares and Series A Common Shares.  For the avoidance of doubt, the preceding provisions of this paragraph 3 shall not apply to the Reclassification.

4.             Distribution of Subsidiary in Dividend.  If at any time a distribution is to be made of shares of capital stock of a Subsidiary, such Subsidiary shares may only be distributed to the holders of Series A Common Shares and Common Shares and, in such event, the Board shall, to the extent practicable, distribute Subsidiary shares corresponding to Series A Common Shares to the holders of Series A Common Shares and distribute Subsidiary shares corresponding to Common Shares to the holders of Common Shares; provided, however, that the same number of shares of common stock of the Subsidiary must be distributed with respect to each Series A Common Share and Common Share. If practicable, the Board shall recapitalize such Subsidiary through an amendment to its charter or otherwise, such that the relative rights, limitations and preferences of the shares of capital stock of such Subsidiary substantially correspond to the Series A Common Shares and Common Shares of the Corporation and their relative rights, limitations and preferences, as may be determined to be necessary or appropriate in the sole discretion of the Board, in order to permit the distribution to be effected in the foregoing manner.

5.             Certain Provisions Relating to Liquidation.

(a)           In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the prior payment in full of the preferential amounts to which any class or series of Preferred Shares or Undesignated Shares is entitled, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation, divided among the holders of Common Stock in accordance with the per share “Liquidation Units” attributable to each class of Common

Stock. Each Series A Common Share and Common Share is hereby attributed one Liquidation Unit. The Liquidation Unit of each class or series of Common Stock shall be adjusted by the Board as appropriate to reflect equitably any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of such class of Common Stock or any dividend or other distribution of shares or similar transaction with respect to such class of Common Stock. Whenever a change in the Liquidation Units with respect to any class or series of Common Stock occurs, the Corporation shall prepare and file a statement of such change with the Secretary of the Corporation and distribute a notice of such change to all holders of shares of such class or series of Common Stock, together with a notice of such stock split, reverse split, distribution or other transaction requiring such change.

(b)           A consolidation, merger, or reorganization of the Corporation with any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be considered a dissolution, liquidation, or winding up of the Corporation within the meaning of these provisions.

6.             Preemptive Rights.  No holder of shares of any class or series of the Corporation shall have any preemptive right pursuant to this Restated Certificate of Incorporation to subscribe for or acquire any unissued or treasury shares or other securities of the Corporation of the same or any other class or series, whether such shares or securities be hereby or hereafter authorized, except that holders of Series A Common Shares shall have a preemptive right to acquire unissued or treasury Series A Common Shares or securities convertible into or exchangeable for Series A Common Shares or carrying a right to subscribe to or acquire Series A Common Shares; provided, however, that no preemptive right shall exist to acquire any Series A Common Shares sold otherwise than for cash.

7.             Voting.

(a)           With respect to the election of directors, the holders of (i) Common Shares, and (ii) any series of Undesignated Shares which, at the time such series of Undesignated Shares was originally established, provided that the holders of such series shall vote in the election of directors together with the holders of Common Shares (for this purpose, the “Public Holders”), voting together as one group, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such meeting and who were previously elected by such holders) constitutes 25% of the total number of directors of the Corporation (rounded up to the nearest whole number), plus one director, and for this purpose the total number of directors of the Corporation shall be determined without regard to any director(s) whom the holders of one or more classes or series of Undesignated Shares have elected or have the right to elect (without regard to this Section B.7), and in such election each holder of Common Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such series of Undesignated Shares was originally established.

(b)           The holders of (i) Preferred Shares, (ii) Series A Common Shares and (iii) any class or series of Undesignated Shares which, at the time such class or series of Undesignated Shares was originally established, provided that the holders of such class or series shall vote in the election of directors together with the holders of Preferred Shares and Series A Common Shares (for this purpose, the “Series A Holders”), voting together as one group, shall be entitled to elect at each annual meeting that number of directors which (together with all directors whose terms do not expire at the time of such meeting and who were previously elected by such holders) are not elected by the Public Holders, as provided in paragraph 7(a) of this Section B, subject to the rights, if any, of the holders of any class or series of Undesignated Shares to elect one or more directors (without regard to this Section B.7), and in such election each holder of Series A Common Shares shall be entitled to ten votes for each share of such stock standing in the name of the holder on the books of the Corporation, the holders of series of Preferred Shares shall have the voting rights set forth on Attachment I hereto and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established.

(c)           With respect to all matters other than the election of directors, each holder of a series of Preferred Shares shall be entitled to the voting rights set forth on Attachment I hereto, each holder of

Common Shares shall be entitled to the voting rights calculated in accordance with paragraph 9(b) of this Section B for each share of such stock standing in the name of the holder on the books of the Corporation, each holder of Series A Common Shares shall be entitled to the voting rights calculated in accordance with paragraph 9(a) of this Section B for each share of such stock standing in the name of the holder on the books of the Corporation and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established.

(d)           In the event the number of issued and outstanding Series A Common Shares at any time falls below 500,000 (provided that, for the avoidance of doubt, the Reclassification shall not be deemed such an event), then with respect to the election of directors at the next annual meeting and at each annual meeting thereafter, the holders of all outstanding Preferred Shares, Common Shares, Series A Common Shares and any class or series of Undesignated Shares which, at the time such class or series of Undesignated Shares was originally established, provided that the holders of such class or series shall vote in the election of directors with the Public Holders or the Series A Holders, shall be entitled to elect all of the directors of the Corporation standing for election at any meeting of shareholders, subject to the rights, if any, of the holders of one or more classes or series of Undesignated Shares to elect one or more directors (without regard to this Section B.7), and in each such election of directors each holder of Preferred Shares shall have the voting rights set forth on Attachment I hereto, each holder of Common Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation, each holder of Series A Common Shares shall be entitled to ten votes for each share of such stock standing in the name of the holder on the books of the Corporation, and the holders of any class or series of Undesignated Shares shall have the voting rights fixed and determined by the Board at the time such class or series of Undesignated Shares was originally established.

(e)           The Corporation shall not merge with or consolidate with any other corporation or other entity in a transaction which requires a vote of the shareholders of the Corporation under the DGCL unless, in addition to the vote required by the DGCL, such merger or consolidation is also approved by holders of a majority of the Common Shares and the Series A Common Shares, each voting separately as a class.

8.             Conversion at the Option of the Holder.  Each outstanding Series A Common Share shall be convertible into one Common Share at any time at the holder’s choice. Any such conversion shall be effected by the presentation and surrender of the certificates representing the Series A Common Shares to be converted at the office of the Corporation or at such other place as may from time to time be designated by the Corporation, in such form and accompanied by all transfer taxes (or proof of payment thereof), if any, as shall be required for such transfer, and upon such surrender, the holder of such stock shall be entitled to receive in exchange therefor certificates for fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, and such holder shall be registered as the holder of such Common Shares.

9.             Calculation of Voting Power of Common Shares and Series A Common Shares in Matters other than the Election of Directors.

(a)           On all matters other than director elections that are either presented for shareholder action at a shareholder meeting or taken by written consent in lieu of a shareholder meeting, each Series A Common Share shall entitle the holder thereof to ten votes per share.

(b)           On all matters other than director elections that are either presented for shareholder action at a shareholder meeting or taken by written consent in lieu of a shareholder meeting, each Common Share shall entitle the holder thereof to cast a number of votes and fractional votes determined by dividing the Aggregate Common Share Voting Power (as defined below) by the number of Common Shares outstanding on the record date fixed for determining the shareholders entitled to vote at such meeting or to act by such written consent. The quotient determined in the preceding sentence shall be rounded to the nearest six decimal places.

(c)           Except to the extent provided in paragraph (d) below, the Aggregate Common Share Voting Power shall be the number of votes equal to the sum of the number of Common Shares outstanding immediately before the Effective Time and the number of Series A Common Shares converted into Common Shares after the Effective Time.

(d)           If the quotient determined in clause (i) below is greater than the quotient determined in clause (ii) below, the Aggregate Common Share Voting Power shall not be determined as set forth in paragraph (c) above but instead shall be determined as set forth in paragraph (e) below.

(i)            The quotient (rounded to the nearest six decimal places) obtained pursuant to the following formula:

(SARD x 10)
(SARD x 10) + CSOET + AC

(ii)           The quotient (rounded to the nearest six decimal places) obtained pursuant to the following formula (the “Aggregate Percentage of Series A Voting Power (Expressed as a Fraction)”):

(SAET x 10)	=	SAVP
(SAET x 10) + CSOET

(e)           If the condition in paragraph (d) is satisfied, the Aggregate Common Share Voting Power shall be the aggregate number of votes determined as follows:

(SARD x 10)	- (SARD x 10)
SAVP

(f)            For purposes of this Section:

SARD = the number of Series A Common Shares outstanding on the record date fixed to determine the shareholders entitled to vote at the shareholder meeting, or entitled to act by written consent, for which the voting power of the Common Shares is sought to be determined.

SAVP = the Aggregate Percentage of Series A Voting Power (Expressed as a Fraction) as of the Effective Time, as defined in clause (ii) of paragraph (d).

SAET = the number of Series A Common Shares outstanding immediately prior to the Effective Time.

AC = the total number of Common Shares issued upon conversion of Series A Common Shares after the Effective Time.

CSOET = the number of Common Shares outstanding immediately before the Effective Time.  For the avoidance of doubt, the foregoing number of Common Shares shall not include Common Shares issued as a result of the Reclassification.

For the avoidance of doubt, the Reclassification shall not be deemed to have caused a conversion of Series A Common Shares into Common Shares for purposes of this paragraph 9.  The voting power of the Common Shares and Series A Common Shares shall be appropriately adjusted (as determined pursuant to a resolution adopted by the Board and filed with the Secretary of the Corporation) in the event of any combination, subdivision, stock split or reclassification of the Common Shares and/or Series A Common Shares that is effected after the Reclassification.

10.           Other Provisions.

(a)           The Board shall have the power to issue or sell any class or series of stock herein or hereafter authorized, for such consideration as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of shares of another class or series, and as otherwise permitted by law.

(b)           The Board shall have the power to purchase any class or series of stock herein or hereafter authorized for such consideration as the Board shall from time to time, in its discretion, determine, whether or not lesser consideration could be paid upon the purchase of shares of another class or series, and as otherwise permitted by law.

(c)           If the Corporation shall in any manner split, subdivide or combine the outstanding Common Shares or Series A Common Shares, all outstanding Common Shares and Series A Common Shares shall be proportionally split, subdivided or combined in the same manner and on the same basis.  For the avoidance of doubt, the preceding sentence shall not apply to the Reclassification.

(d)           Every reference in this Restated Certificate of Incorporation or under Delaware law to a majority or other proportion of shares of capital stock shall (other than, for the avoidance of doubt, references to numbers of shares in paragraph 9 of this Section B), to the extent permitted under Delaware law, refer to a majority or such other proportion of the votes entitled to be cast by such shares of capital stock.

(e)           Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders before a meeting of shareholders shall be given in the manner provided in the Bylaws of the Corporation.

(f)            Any action required to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by persons entitled to vote capital stock of the Corporation representing not less than 90% of the voting power of the shares that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted.

11.           Redemption to Protect Licenses.

(a)           Notwithstanding any other provision of this Restated Certificate of Incorporation, as amended, to the contrary, any outstanding shares of stock of the Corporation (other than Series A Common Shares) shall be subject to redemption by the Corporation, by action of the Board, if in the judgment of the Board such action should be taken, pursuant to Section 151(b)(2) of the DGCL or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of, or to prevent the denial of applications for or the renewal of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries, or of any person in which the Corporation has any ownership or voting interest, direct or indirect, to conduct any portion of the business of the Corporation or any of its Subsidiaries, or any person in which the Corporation has any ownership or voting interest, direct or indirect, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock, or any other person with the right to vote such stock or on whose behalf such stock is owned or voted, possessing prescribed qualifications or any other condition. The terms and conditions of such redemption shall be as follows:

(i)            The redemption price of the shares to be redeemed pursuant to this paragraph 11 shall be equal to the lesser of (A) the Fair Market Value of such shares or (B) if such shares were purchased by such Disqualified Holder within one year of the Redemption Date, such Disqualified Holder’s purchase price for such shares;

(ii)           The redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof;

(iii)          If less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board;

(iv)          At least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v)           From and after the Redemption Date, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(vi)          Such other terms and conditions as the Board shall determine.

(b)           For purposes of this paragraph 11:

“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock on behalf of such holder or on behalf of any other person involving any beneficial or other indirect ownership interest or voting power with respect to such stock, either individually or when taken together with the holding or voting of shares of stock of the Corporation by any other holders or persons entitled to vote such stock, may result, in the good faith judgment of the Board, in the loss of, or the failure to secure the reinstatement of, or the denial of applications for or the renewal of, any license or franchise from any governmental agency held by the Corporation or any of its Subsidiaries or of any person in which the Corporation has any ownership or voting interest to conduct any portion of the business of the Corporation or any of its Subsidiaries or of any person in which the Corporation has any ownership or voting interest, direct or indirect.

“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price for such a share for each of the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this paragraph 11; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board in good faith. “Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq Stock Market or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board in good faith.

A “person” shall mean an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or similar organization, a government or any political subdivision thereof, or any other legal entity.

“Redemption Date” shall mean the date fixed by the Board for the redemption of shares of stock of the Corporation pursuant to this paragraph 11.

“Redemption Securities” shall mean any debt or equity securities (other than Series A Common Shares or securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Series A Common Shares) of the Corporation, any of its Subsidiaries or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to subparagraph (a)(iv) of this paragraph 11, at least equal to the price required to be paid pursuant to subparagraph (a)(i) of this paragraph 11 (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

12.                                 Definitions.  In addition to the definitions set forth above in this Restated Certificate of Incorporation, unless the context requires otherwise, the following terms shall have the meanings specified below:

“Board” shall mean the Board of Directors of the Corporation.

“Common Stock” shall mean shares of capital stock of the Corporation designated as common stock, including Series A Common Shares and Common Shares.

“Convertible Securities” shall mean any securities of the Corporation, including preferred stock, options and other rights (other than Common Stock), that are convertible into, exchangeable for or evidence the right to purchase any shares of any class or series of Common Stock, whether upon conversion, exercise or exchange, pursuant to anti-dilution provisions of such securities or otherwise.

“DGCL” shall mean the Delaware General Corporation Law.

“Subsidiary” shall mean, with respect to any person or entity, any corporation or partnership 50% or more of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

13.                                 Determinations by Board.  The Board shall make such determinations with respect to the application of the provisions of this Article IV to transactions to be engaged in by the Corporation and the powers, preferences and relative, participating, optional and other special rights of the holders of the classes of Common Stock, and the qualifications and restrictions thereon, provided by the Restated Certificate of Incorporation of the Corporation, as may be or become necessary or appropriate to the exercise of such powers, preferences and relative, participating, optional and other special rights. A record of any such determination shall be filed with the records of the actions of the Board.

If the Board designates any new class or series of capital stock, the Board shall make such determinations under this Restated Certificate of Incorporation as the Board determines may be necessary or appropriate in connection therewith.

Subject to applicable law, any determinations made in good faith by the Board under any provision of this Article IV or any certificate of designation filed pursuant hereto, and any determinations with respect to the rights of holders of any class or series of capital stock made pursuant to or in furtherance of this Article IV, shall be final and binding on all shareholders.

ARTICLE V

The address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE VI

A.                                    Number and Classes of Directors.  The number of directors of the Corporation shall be fixed by or pursuant to the Bylaws of the Corporation, but shall not be less than three.  The term of office of each director elected at an annual meeting, or elected or appointed at any time in the period between annual meetings, shall expire at the next annual meeting of shareholders following such election or appointment.  Each director elected or appointed shall serve until his successor shall be elected and qualify, or until his earlier death, resignation, removal or disqualification.

B.                                    Removal.  Any one or more of or all of the directors may be removed with or without cause only by a vote of the holders of at least a majority of the voting power of shares then entitled to vote in the election of such directors.

C.                                    Ballots.  The election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE VII

To the extent permitted by the DGCL or any other applicable law presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of any fiduciary duty owed to the Corporation or its shareholders; provided that this provision shall not relieve a director from liability (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for transactions from which the director derives an improper personal benefit or (d) under Section 174 of the DGCL. This Article shall not apply to acts or omissions occurring prior to its effectiveness. No amendment to, expiration of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, expiration or repeal.

ARTICLE VIII

The Board of the Corporation, when evaluating any proposal or offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another corporation; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all factors the directors deem relevant, including without limitation (i) the effects on the customers of the Corporation or any of its subsidiaries or on such other constituencies of the Corporation as the Board considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account corporate and shareholder taxes) in relation to the then current market price for the Corporation’s outstanding shares of capital stock, but also the Board’s estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern; (iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services on a long-term basis; and (iv) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board so determines that a proposal or offer to acquire or merge the Corporation, or to sell its assets, is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board determines to reject any such proposal or offer, the Board shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer except as may be required by applicable law. Except to the extent required by applicable law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the shareholders or a group of shareholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a shareholder or group of shareholders.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

Subject to the last sentence of this paragraph, each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the DGCL as it may be in effect from time to time. The right of indemnity provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any Bylaw, agreement, vote of shareholders or directors, or otherwise. The Corporation may provide indemnification to any such person, by agreement or otherwise, on such terms and conditions as the Board may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise differ from those set forth herein. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation regarding the manner and conditions under which indemnification shall be provided hereunder by the Corporation and the extent thereof from time to time as deemed appropriate by the Board in the best interests of the Corporation.

* * * * * *

IN WITNESS WHEREOF, Telephone and Data Systems, Inc. has caused this Restated Certificate to be signed by its President and Chief Executive Officer this 24th day of January, 2012.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr. President and Chief Executive Officer

ATTACHMENT I

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

TELEPHONE AND DATA SYSTEMS, INC.

INTRODUCTORY NOTE:  This Attachment I to the Restated Certificate of Incorporation of Telephone and Data Systems, Inc., a Delaware corporation (the “Corporation”), describes the designations, rights, privileges and limitations of the series of Preferred Shares of the Corporation which remain outstanding on the filing of this Restated Certificate of Incorporation and were issued in the merger of Telephone and Data Systems, Inc., an Iowa corporation (“TDS Iowa”) with and into the Corporation. Unless otherwise required by the context, for purposes of this Attachment I, (i) references to dates of issuance of any series of Preferred Shares shall mean the original dates of issuance of the related series of Preferred Shares of TDS Iowa, (ii) references to conversion rates of any series of Preferred Shares shall mean the conversion rates included in the original certificate of designation of such series by TDS Iowa, without giving effect to stock splits or other events after the original dates of issuance requiring adjustment to such conversion rates, and (iii) references to all conversion or redemption dates and periods shall be based on the original issuance date of each series of Preferred Shares of TDS Iowa.

S.                                     $10.50/$7.00 Cumulative and Convertible Voting Series S Preferred Shares, $.01 par value, Liquidation Value $100.00 Per Share

(a)                                  Designation-The designation of this series of Preferred Shares shall be “$10.50/$7.00 Cumulative and Convertible Voting Series S Preferred Shares” (hereinafter referred to as the “Series S Preferred Shares”).

(b)                                 Dividends-The rate of dividend payable upon Series S Preferred Shares shall be ten and 50/100 dollars ($10.50) per share per annum during the first year after issuance and seven and no/100 dollars ($7.00) per share per annum thereafter.

(c)                                  Voting Rights-

(1)                                  With respect to all matters, each holder of Series S Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

(2)                                  With respect to the election of directors, the holders of Series S Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

(d)                                 Conversion-

(1)                                  The Series S Preferred Shares shall be convertible into the Corporation’s Common Shares as hereinafter provided, and when and as so converted, such Series S Preferred Shares shall be canceled and retired and shall not be reissued as such. Commencing upon issuance and terminating four (4) years thereafter, the Series S Preferred Shares may be converted, upon written notice to the Corporation, into Common Shares of the Corporation at the rate of four (4) Common Shares for each Series S Preferred Share. On presentation and surrender to the Corporation at its offices of the certificate representing the

Series S Preferred Shares to be converted, the holder thereof shall be entitled to receive in exchange therefor certificates for the fully paid and non-assessable Common Shares of the Corporation at the rate aforesaid, all under suitable regulations to be prescribed by the board of directors of the Corporation. Conversion of Series S Preferred Shares in the manner aforesaid shall not affect the right of the converting holder thereof to receive dividends accrued but unpaid thereon as of the dividend payment date immediately prior to conversion.

(2)                                  The number of Common Shares into which each Series S Preferred Share is convertible shall be subject to adjustment from time to time as set forth in clauses (A) and (B) of this subparagraph (2):

(A)                              In case the Corporation shall (i) pay a dividend on its Common Shares in shares of the Corporation (ii) subdivide its outstanding Common Shares, (iii) combine the outstanding Common Shares into a smaller number of shares or (iv) issue by reclassification of its Common Shares (whether pursuant to a merger or consolidation or otherwise) any shares of the Corporation, then the holder of each Series S Preferred Share shall be entitled to receive upon the conversion of such share, the number of shares of the Corporation which he would have owned or would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event.  An adjustment made pursuant to this provision shall become effective retroactively with respect to conversions made subsequently to the record date in the case of a dividend, and shall become effective on the effective date in the case of a subdivision, combination or reclassification.

(B)                                No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-tenth (1/10) of a Common Share; provided, however, that any adjustments which by reason of this clause (B) are not required to be made shall be carried forward and taken into account by any subsequent adjustment.

(3)                                  The Corporation shall at all times reserve and keep available out of its authorized Common Shares, solely for the purpose of issuance upon conversion of Series S Preferred Shares as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all outstanding Series S Preferred Shares.

(4)                                  Fractional Common Shares shall not be issued upon conversion of Series S Preferred Shares, nor shall cash adjustments be made for fractional shares upon such conversion.

(5)                                  For the purposes of this paragraph (d), the term “Common Shares” shall mean (A) the class of stock designated as the Common Shares of the Corporation on May 22, 1998, or (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

(e)                                  Liquidation-The amount payable upon each Series S Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00, plus a sum equal to the amount of all accumulated and unpaid dividends thereon.

QQ.                         Redeemable Voting Series QQ Preferred Shares, $.01 par value, Liquidation Value $100.00 Per Share

(a)                                  Designation-The designation of the series of Preferred Shares created by this resolution shall be “Redeemable Voting Series QQ Preferred Shares” (hereinafter referred to as the “Series QQ Preferred Shares”).

(b)                                 Dividends-Each holder of a Series QQ Preferred Share shall be entitled to receive, when, as and if declared by the board of directors of the Corporation, cumulative dividends during each fiscal quarter to the extent set forth below. Such dividends shall commence to accrue (whether or not declared), without interest, with the fiscal quarter ending December 31, 1991, at a per annum rate of four dollars ($4.00) per share and shall be paid (if and when declared) in cash on the first business day after the end of the quarter for which accrued; provided, however, that any dividends accrued with respect to the first thirteen quarters after September 30, 1991, shall be paid by issuing additional Series QQ Preferred Shares at the annual rate of .04 of a share for each outstanding Series QQ Preferred Share; and such dividends shall accrue thereafter at a per annum rate of six dollars ($6.00) per share. If with respect to any of the first thirteen quarters after September 30, 1991, any of the additional Series QQ Preferred Shares to be paid in satisfaction of the dividend then accrued are not issued, then, for the purpose of determining the cumulative dividends to which each holder of Series QQ Preferred Shares shall thereafter be entitled to receive with respect to subsequent fiscal quarters ended on or before December 31, 1994, the additional Series QQ Preferred Shares not so issued shall be deemed to have been issued as of the first business day following the fiscal quarter for which accrued and to accrue dividends commencing with the quarter in which deemed to be issued.

(c)                                  Redemption at Election of Corporation-

(1)                                  Unless the holder shall have elected to have the Series QQ Preferred Shares redeemed in accordance with subparagraph (d)(1) hereof, the Series QQ Preferred Shares shall thereafter be redeemable in whole but not in part by the Corporation, upon giving notice as provided in subparagraph (c)(2) hereof, by delivering, at the option of the Corporation, on any date set for redemption (the “Redemption Date”), for each Series QQ Share (A) 4.35003 (the “Redemption Ratio”) fully paid and non-assessable Common Shares, par value $1.00 per share (“USCC Common Shares”), of United States Cellular Corporation, a Delaware corporation (“USCC”), or (B) that number of Common Shares, par value $1.00 per share, of the Corporation (“TDS Common Shares”) having a Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or (C) a combination of USCC Common Shares and TDS Common Shares having an aggregate Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or (D) cash (paid by certified check) equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio.

(2)                                  Notice of an election under the redemption provision in subparagraph (c)(1) above shall be mailed (by first class, postage prepaid) to each holder of Series QQ Preferred Shares to be redeemed at the address appearing on the records of the Corporation not less than thirty (30) days prior to the Redemption Date. If the Corporation elects to redeem any of the Series QQ Preferred Shares in cash and, on or before the Redemption Date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation so as to be available for payment to the holders of Series QQ Preferred Shares so called for redemption upon such holders’ surrender of such Series QQ Preferred Shares to the Corporation, then, notwithstanding that any certificate representing Series QQ Preferred Shares so called for redemption shall not have been surrendered for cancellation, all rights with respect to such Series QQ Preferred Shares so called for redemption, including any right to vote or otherwise participate in the determination of any proposed corporate action, shall terminate at the close of business on such Redemption Date, except only the right of the holder to receive the Redemption Price therefor, but without interest.

(3)                                  Each notice of redemption shall state:

(A)                              the Redemption Date;

(B)                                the number of Series QQ Preferred Shares to be redeemed;

(C)                                whether the Redemption Price will be paid in cash (by certified check), by the issuance of TDS Common Shares, by the transfer of USCC Common Shares, or by a combination thereof; and

(D)                               the place where certificates for the Series QQ Preferred Shares are to be surrendered for payment of the Redemption Price.

(4)                                  Each holder of Series QQ Preferred Shares to be redeemed shall present and surrender his certificate for such shares to the Corporation at the place designated in such notice. Within two business days after the date of such presentation or, if later, upon the Redemption Date, the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate as the owner thereof and each surrendered certificate shall be canceled. From and after the Redemption Date (unless the Corporation shall default in payment of the Redemption Price), all rights of the holders thereof as shareholders of the Corporation, except the right to receive the Redemption Price thereof, without interest, upon the surrender of certificates representing the same, shall cease and terminate, such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

(5)                                  For purposes of this Statement, (A) the “Market Value” per share of TDS Common Shares or USCC Common Shares at any time as of which such value is to be determined shall be deemed to be the average “Closing Price” (as defined below) for TDS or USCC Common Shares, as the case may be, for the five trading days ending on the fifth business day preceding the relevant Redemption Date, Accelerated Redemption Date or effective date of a Going Private Transaction of the type referred to in clause (d)(4)(C) below, (B) a “business day” means a day on which the New York Stock Exchange or other principal stock exchange or over-the-counter market on which the TDS or USCC Common Shares, as the case may be, are traded was open for at least one-half of its normal business day, and (C) the “Closing Price” on any day shall be the last sale price of such shares, regular way, as reported in a composite published report of transactions which includes transactions on the exchange or other principal markets in which such shares are traded or, if there is no such composite report as to any such day, the last reported sale price, regular way (or if there is no such reported sale on such day, the average of the closing reported bid and asked prices) on the principal United States securities trading market (whether a stock exchange, National Association of Securities Dealers Automated Quotation System or otherwise) on which such shares are traded.

(d)                                 Redemption at Election of Holder-

(1)                                  The Series QQ Preferred Shares outstanding on January 1, 1995, shall be redeemable in whole or in part at the option of the holder thereof on January 31, 1995, upon written notice given by such holder at the office or agency maintained by the Corporation for that purpose.

(2)                                  Each Series QQ Preferred Share tendered to the Corporation for redemption pursuant to subparagraph (d)(1) above shall be redeemed by the Corporation on the date specified in the notice (and permitted by this Statement) referred to in subparagraph (d)(1) above (which shall be the “Redemption Date” of such shares), by delivering, at the option of the Corporation, (A) that number of fully paid and non-assessable USCC Common Shares determined by multiplying one (1) by the Redemption Ratio, or (B) that number of TDS Common Shares having a Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio, or (C) a combination of USCC Common Shares and TDS Common Shares having an aggregate Market Value equal to the Market Value of one USCC Common Share multiplied by the Redemption Ratio.

(3)                                  Upon presentation and surrender of the certificate representing the Series QQ Preferred Shares to be redeemed, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the fully paid and non-assessable TDS Common Shares, USCC Common Shares, or a combination thereof, determined in the manner set forth in subparagraph (d)(2) above. In addition, if any additional Series QQ Preferred Shares that were to be issued in payment of dividends accrued with respect to the first thirteen quarters after September 30, 1991, were not issued prior to the Redemption Date, then such holder shall also receive, in satisfaction of such dividends, the additional TDS Common Shares, USCC Common Shares, or a combination thereof, determined in the manner set forth in subparagraph (d)(2) above, which such holder would have received if such additional shares had been issued and had been tendered for redemption.

(4)                                  The amount and kind of securities or property to be delivered pursuant to subparagraph (c)(1) or (d)(2) above shall be subject to adjustment from time to time as follows:

(A)                              In case USCC shall (i) take a record of the holders of USCC Common Shares for the purpose of entitling them to receive a dividend payable in USCC Common Shares,

(ii) subdivide the outstanding USCC Common Shares, or (iii) combine the outstanding USCC Common Shares into a smaller number of shares, the Redemption Ratio shall be adjusted (or further adjusted in the case of successive such events) so that each holder of Series QQ Preferred Shares shall thereafter be entitled upon the redemption of each share thereof held by him to receive for each such share the number of USCC Common Shares which he would have owned or been entitled to receive after the happening of that one of the events described above which shall have happened had such Series QQ Preferred Share been redeemed immediately prior to the happening of such event in exchange for USCC Common Shares, such entitlement to become effective immediately after the opening of business on the day next following (x) the record date for such dividend, or (y) the day upon which such subdivision or combination shall become effective.

(B)                                In case USCC shall take a record of the holders of USCC Common Shares for the purpose of entitling them to receive an Extraordinary Dividend (as hereinafter defined), the holder of each Series QQ Preferred Share shall be entitled in each such case to an additional cash payment upon the redemption of such share in an amount equal to the amount of cash and the fair market value as of such record date of any property other than cash that such holder would have been entitled to receive as a result of such Extraordinary Dividend had such Series QQ Preferred Share been redeemed immediately prior to such record date in exchange for USCC Common Shares. As used herein the term “Extraordinary Dividend” means any dividend upon USCC Common Shares payable in cash and/or in property other than cash if and to the extent that on the record date thereof the amount of such cash and the fair market value of such property per USCC Common Share (when added to all other dividends (other than any dividend referred to in clause (d)(4)(A) above) previously paid on USCC Common Shares during the same Payment Period (as hereinafter defined)) exceeds ten percent of the average Closing Price for USCC Common Shares for the five trading days ending on such record date; provided, however, that the term “Extraordinary Dividend” shall not include any dividend referred to in clause (d)(4)(A) above. As used herein the term “Payment Period” means each consecutive 12-month period commencing on October 1, 1991, and each anniversary thereof.

(C)                                In case USCC shall effect a Going Private Transaction (as hereinafter defined) in which the consideration to be received by the holders of USCC Common Shares consists of equity securities of TDS, then, notwithstanding any provision of this Statement to the contrary, upon the subsequent redemption of the Series QQ Preferred Shares, each Series QQ Preferred Share tendered to the Corporation for redemption pursuant to subparagraph (c)(2) or (d)(1) above shall be redeemed by the Corporation on the Redemption Date specified in the redemption notice (and otherwise permitted by this Statement) by delivering that number of TDS Common Shares having a Market Value as of the effective date of such Going Private Transaction equal to the Market Value on such date of that number of USCC Common Shares for which such Series QQ Preferred Share might have been redeemed immediately prior to such Going Private Transaction, plus that number of USCC Common Shares which the holder of such Series QQ Preferred Share would have been entitled to receive if all of the additional Series QQ Preferred Shares to be issued in payments of accrued dividends for the first thirteen quarters after September 30, 1991, pursuant to the proviso in paragraph (b) above, had been issued and immediately redeemed for USCC Common Shares on the last business day immediately preceding the effective date of such Going Private Transaction. The TDS Common Shares to be delivered pursuant to this clause (d)(4)(C) shall be subject to adjustment from time to time after the effective date of a Going Private Transaction of the type referred to in this clause pursuant to clauses (d)(4)(A) and (B) as if such clauses referred to TDS and TDS Common Shares rather than USCC and USCC Common Shares, respectively.

(D)                               No adjustment in the number of TDS or USCC Common Shares, as the case may be, to which any holder is entitled pursuant to the application of clause (d)(4)(A) above shall be required unless such adjustment would require an increase or decrease of at least 1/10th of a TDS or USCC Common Share, as the case may be; provided, however, that any adjustments which by reason of this clause (D) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(5)                                  Each holder who has given notice pursuant to subparagraph (d)(1) above shall deliver the certificate representing the Series QQ Preferred Shares to be redeemed to the Corporation with the notice of the redemption. In case fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e)                                  Redemption in the Event of Organic Change-In case USCC shall propose to effect any reorganization or reclassification of USCC Common Shares, consolidate or merge with another corporation, or sell to another corporation all or substantially all of its assets in such a way that holders of its outstanding USCC Common Shares shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or other property with respect to or in exchange for such USCC Common Shares (collectively, any “Organic Change”), and immediately after such Organic Change TDS or USCC would no longer be under common control within the meaning of Rule 405 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (a “Disaffiliation Transaction”), or USCC or TDS shall propose to effect any transaction or series of transactions of the type described in paragraph (a)(3)(i) of Rule 13e-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, in which USCC is the “issuer”, which has one of the effects described in paragraph (a)(3)(ii) of such Rule (a “Going Private Transaction”), and in which the consideration to be received by the holders of USCC Common Shares is something other than equity securities of TDS, then TDS shall deliver a notice of redemption (as described in subparagraph (c)(3) above) to each holder of Series QQ Preferred Shares at least ten business days prior to the earliest date (the “Effective Date”) on which holders of USCC Common Shares shall become entitled to receive stock, securities, cash or other property in connection with such Disaffiliation Transaction or such Going Private Transaction. Such notice of redemption shall specify the Effective Date and each Series QQ Preferred Share shall be redeemed on a date (the “Accelerated Redemption Date”) which is not later than the last business day preceding such Effective Date by the delivery by the Corporation of that number of USCC Common Shares for which such Series QQ Preferred Share might have been redeemed immediately prior to such Disaffiliation Transaction or such Going Private Transaction, plus that number of USCC Common Shares which the holder of such Series QQ Preferred Share would have been entitled to receive if all of the additional Series QQ Preferred Shares to be issued in payment of accrued dividends for the first thirteen fiscal quarters after September 30, 1991, pursuant to the proviso in paragraph (b) above, had been issued and immediately redeemed for USCC Common Shares on the Accelerated Redemption Date.

(f)                                    No Fractional Shares-No fractional TDS Common Shares or USCC Common Shares shall be issued upon the redemption of Series QQ Preferred Shares, nor shall cash adjustments be made for fractional shares upon such redemption.

(g)                                 Terminology-For purposes of this Statement, the term “TDS Common Shares” and the term “USCC Common Shares” shall mean (A) the class of stock designated as the Common Shares of the Corporation and the Common Shares of USCC, respectively, on May 22, 1998, or (B) any other class of stock resulting from successive changes or reclassifications of such class consisting solely of a change in par value, or a change from no par value to par value.

(h)                                 Voting Rights-

(1)                                  With respect to all matters, each holder of Series QQ Preferred Shares shall be entitled to one vote for each share of such stock standing in the name of the holder on the books of the Corporation.

(2)                                  With respect to the election of directors, the holders of Series QQ Preferred Shares shall have class voting rights (voting together with the holders of (A) other Preferred Shares that are entitled to vote thereon and that were issued after October 31, 1981, and (B) Series A Common Shares) to the extent provided in Article IV of the Restated Certificate of Incorporation of the Corporation.

(i)                                     Preference Value in Liquidation-The amount payable upon each Series QQ Preferred Share in the event of either voluntary or involuntary liquidation shall be $100.00.